Exhibit 16.1

July 28, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Nukkleus Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated July 28, 2022 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey